Exhibit 99.1

Deciphera Pharmaceuticals, Inc. Announces Fourth Quarter and Year-end 2018 Financial Results

- Enrollment Completed in INVICTUS Pivotal Phase 3 Clinical Study in Fourth-line and Fourth-line Plus GIST; Top-line Data Expected in Mid-2019 -

- INTRIGUE Pivotal Phase 3 Clinical Study Initiated in Second-line Patients with GIST -

- Ended 2018 with Cash and Cash Equivalents of $294 Million -

Waltham, MA – March 14, 2019 – Deciphera Pharmaceuticals, Inc. (NASDAQ:DCPH), a clinical-stage biopharmaceutical company focused on addressing key mechanisms of tumor drug resistance, today announced financial results for the fourth quarter and year ended December 31, 2018 and provided an update on clinical and corporate developments.

“2018 was punctuated by significant progress in advancing our diverse pipeline of targeted drug candidates,” said Michael Taylor, Ph.D. President and Chief Executive Officer. “We continued to add to the growing body of data that we believe supports ripretinib’s potential to provide improved, durable clinical benefit for GIST patients across multiple lines of therapy. Notably, we initiated two pivotal Phase 3 studies in 2018, INVICTUS and INTRIGUE, in fourth-line and fourth-line plus and second-line GIST, respectively.”

Dr. Taylor continued, “As we near the reporting of top-line data from the INVICTUS study, expected in mid-2019, we are actively working to build out our commercial capabilities for ripretinib’s potential launch in the United States. In parallel, we continue to advance our earlier stage pipeline candidates, DCC-3014 and rebastinib, and expect to announce one new clinical candidate and commence IND-enabling studies during 2019.”

Recent Clinical Updates

•	Ripretinib (DCC-2618)

•

Deciphera announced completion of enrollment in the INVICTUS pivotal Phase 3 clinical study evaluating the safety and efficacy of ripretinib (DCC-2618), the Company’s investigational broad-spectrum KIT and PDGFRα inhibitor, in fourth-line and fourth-line plus gastrointestinal stromal tumor (GIST) patients. The Company expects to report top-line data from this study in mid-2019 and is building commercial capabilities to support the planned launch of ripretinib in the United States, if approved.

•	Deciphera announced the initiation of its INTRIGUE pivotal Phase 3 clinical study evaluating the efficacy and tolerability of ripretinib compared to sunitinib in second-line GIST patients.

•

At the European Society of Medical Oncology (ESMO) 2018 Congress in October, Deciphera presented updated preliminary Phase 1 clinical study results of ripretinib in patients with GIST that the Company believes demonstrate the potential of ripretinib to provide improved, durable clinical benefit for GIST patients from second-line through fourth-line-plus. These data were also presented at the Annual Meeting of the Connective Tissue Oncology Society (CTOS) in November 2018.

•

Deciphera expanded the ongoing Phase 1 study of ripretinib to include additional cohorts for patients with various solid tumors, including melanoma, non-small cell lung cancer, germ cell cancer, penile cancer, soft tissue sarcoma, and GIST or other solid tumor patients with renal impairment.

•

During a poster session at the EORTC-NCI-AACR Molecular Targets and Cancer Therapeutics Symposium in November 2018, Deciphera presented preclinical data on the effects of the combination of ripretinib and MAPK pathway inhibitors on cell death and apoptosis in cellular assays of GIST and mastocytosis.

•	Rebastinib

•

Deciphera recently announced the initiation of two open-label, multicenter, Phase 1b/2 combination studies of rebastinib, the Company’s investigational small molecule switch control inhibitor of TIE2 kinase:

•	Phase 1b/2 study in combination with carboplatin in patients with advanced or metastatic solid tumors.

•	Phase 1b/2 study in combination with paclitaxel in patients with advanced or metastatic solid tumors. The Company expects to report initial data from this study in 2019.

•	DCC-3014

•

Deciphera announced positive, preliminary, top-line data from the ongoing dose escalation portion of the Phase 1 clinical study of DCC-3014, the Company’s investigational small molecule switch control inhibitor of CSF1R, in patients with advanced malignancies. A review of further data from this Phase 1 study is planned to be presented at a medical meeting in 2019.

•	The Company also announced a plan to expand the Phase 1 study to evaluate DCC-3014 in patients diagnosed with Tenosynovial Giant Cell Tumors (TGCT).

Corporate Update

•

Earlier this month, Deciphera announced the appointment of Steve Hoerter as President & Chief Executive Officer, effective March 18, 2019. Mr. Hoerter, who currently serves as a member of the Deciphera Board of Directors, joins the Company from Agios, where he was Chief Commercial Officer. He will succeed Dr. Taylor, who will retire as President & Chief Executive Officer of the Company. Dr. Taylor will be available to support the transition and will remain as a member of the Company’s Board of Directors.

Fourth Quarter 2018 Financial Results

•

Cash Position: As of December 31, 2018, cash and cash equivalents were $293.8 million, compared to cash and cash equivalents of $196.8 million as of December 31, 2017. This increase was primarily related to proceeds obtained from the Company’s June 2018 underwritten public offering, offset by cash used in operating activities. We expect our current cash and cash equivalents will enable us to fund our operating and capital expenditures and debt service payments into the second half of 2020.

•

R&D Expenses: Research and development expenses for the fourth quarter of 2018 were $27.4 million, compared to $15.7 million for the same period in 2017. The increase was primarily due to an increase in spending on the ripretinib (DCC-2618) program of $5.8 million as a result of clinical trial start-up activities related to the Phase 3 INTRIGUE study in second-line GIST, which the Company initiated in December 2018. Expenses related to the rebastinib program increased $1.8 million, primarily due to the Phase 1b/2 study of rebastinib in combination with paclitaxel, which the Company initiated in October 2018, and start-up activities related to the second Phase 1b/2 clinical trial of rebastinib in combination with carboplatin, which the Company initiated in January 2019. Personnel-related costs increased $2.5 million due primarily to increased headcount in our research and development functions. Personnel-related costs for the fourth quarters of 2018 and 2017 included non-cash stock-based compensation expense of $1.0 million and $0.5 million, respectively. Facility-related and other costs included in unallocated expenses increased $2.0 million primarily due to increased costs incurred in connection with our early-stage drug discovery programs.

•

G&A Expenses: General and administrative expenses for the fourth quarter of 2018 were $6.5 million, compared to $4.7 million for the same period in 2017. The increase was primarily due to an increase in legal and professional fees as a result of various advisory fees related to ongoing operations as a public company. Facility-related and other costs increased due to insurance costs and higher rent expense related to the Company’s new lease. Non-cash stock-based compensation was $1.8 million and $2.3 million for the fourth quarters of 2018 and 2017, respectively.

•

Net Loss: For the fourth quarter of 2018, Deciphera reported a net loss of $32.3 million, or $0.86 per share, compared with a net loss of $19.9 million, or $0.62 per share, for the same period in 2017.

About Deciphera Pharmaceuticals

Deciphera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients by tackling key mechanisms of drug resistance that limit the rate and/or durability of response to existing cancer therapies. Our small molecule drug candidates are directed against an important family of enzymes called kinases, known to be directly involved in the growth and spread of many cancers. We use our deep understanding of kinase biology together with a proprietary chemistry library to purposefully design compounds that maintain kinases in a “switched off” or inactivated conformation. These investigational therapies comprise tumor-targeted agents designed to address therapeutic resistance causing mutations and immuno-targeted agents designed to control the activation of immunokinases that suppress critical immune system regulators, such as macrophages. We have used our platform to develop a diverse pipeline of tumor-targeted and immuno-targeted drug candidates designed to improve outcomes for patients with cancer by improving the quality, rate and/or durability of their responses to treatment.

Availability of Other Information About Deciphera Pharmaceuticals

Investors and others should note that Deciphera Pharmaceuticals communicates with its investors and the public using its company website (www.deciphera.com), including but not limited to investor presentations and scientific presentations, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Deciphera Pharmaceuticals posts on these channels and websites could be deemed to be material information. As a result, Deciphera Pharmaceuticals encourages investors, the media and others interested in Deciphera Pharmaceuticals to review the information that it posts on these channels, including Deciphera Pharmaceuticals’ investor relations website, on a regular basis. This list of channels may be updated from time to time on Deciphera Pharmaceuticals’ investor relations website and may include other social media channels than the ones described above. The contents of Deciphera Pharmaceuticals’ website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding our expectations regarding timing of reporting top-line data from our INVICTUS pivotal Phase 3 study, the potential for ripretinib (DCC-2618) to provide clinical benefit and treat cancers such as GIST and other possible indications, expectations for and the timing of data from our clinical trials with our investigational agent rebastinib, including, without limitation, our study of rebastinib in combination with carboplatin and in combination with paclitaxel, and the potential for rebastinib, alone or in combination with other agents or chemotherapy to treat cancers, expectations for presenting data from our studies of DCC-3014 at a medical meeting, our plans to add TGCT patients to our ongoing Phase 1 trial for DCC-3014, expectations regarding cash guidance, launch preparations for a possible commercial launch of ripretinib in fourth-line and fourth-line plus GIST, if approved, and expectations regarding designating a new clinical candidate and IND-enabling studies to support such candidate. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical studies or the development of our drug candidates, including ripretinib, rebastinib, and DCC-3014, our advancement of multiple early-stage and later-stage efforts, our ability to successfully demonstrate the efficacy and safety of our drug candidates including in later-stage studies, the preclinical and clinical results for our drug candidates, which may not support further development of such drug candidates, our efforts to scale up drug product manufacturing, our ability to implement commercial readiness, actions of regulatory agencies, any or all of which may affect the initiation, timing and progress of clinical studies and other risks identified in our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent our views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2018	2017
Assets
Cash and cash equivalents	$293,764	$196,754
Prepaid expenses and other current assets	7,273	1,428
Long-term investment restricted	1,069	—
Property and equipment, net(1)	13,453	838
Other assets	—	75

Total assets	$315,559	$199,095

Liabilities and Stockholders’ Equity

Accounts payable, accrued expenses and other liabilities	$22,937	$13,641
Debt obligations	1,294	1,481
Lease liability, net of current portion(1)	11,347	—

Total liabilities	35,578	15,122

Total stockholders’ equity	279,981	183,973

Total liabilities and stockholders’ equity	$315,559	$199,095

(1)

In May 2018, we entered into a lease for office space in Waltham, MA. We are not the legal owners of the leased space, however, we are deemed to be the owner during the construction phase because of certain provisions within the lease. As a result, we recorded a $11.9 million build-to-suit asset in property and equipment and a corresponding build-to-suit facility lease financing obligation as of December 31, 2018.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	27,356	15,658	82,887	39,514
General and administrative	6,474	4,680	21,212	11,421

Total operating expenses	33,830	20,338	104,099	50,935

Loss from operations	(33,830)	(20,338)	(104,099)	(50,935)

Other income (expense):
Interest expense	(20)	(23)	(84)	(95)
Interest and other income, net	1,551	449	4,329	746

Total other income (expense), net	1,531	426	4,245	651

Net loss and comprehensive loss	$(32,299)	$(19,912)	$(99,854)	$(50,284)

Net loss per share–basic and diluted	$(0.86)	$(0.62)	$(2.82)	$(2.99)

Weighted average common shares outstanding–basic and diluted	37,665,599	32,121,428	35,390,480	16,792,179

Contacts:

Media:

Gina Nugent, The Yates Network

gina@theyatesnetwork.com

617-460-3579

Investor Relations:

Laura Perry or Sam Martin, Argot Partners

Laura@argotpartners.com or Sam@argotpartners.com

212-600-1902

Company:

Christopher J. Morl, Chief Business Officer

Deciphera Pharmaceuticals, Inc.

cmorl@deciphera.com

781-209-6418